Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-78716, 333-106775, 333-124809, 333-189298, and 333-189299) of Diodes Incorporated of our report dated September 1, 2015, relating to the consolidated financial statements of Pericom Semiconductor Corporation, which appears in the June 27, 2015 Annual Report on Form 10-K of Pericom Semiconductor Corporation which is incorporated by reference in the Current Report on Form 8-K/A of Diodes Incorporated, dated February 10, 2016.

/s/ Burr Pilger Mayer, Inc.

San Jose, California

February 10, 2016